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                                                             EXHIBIT 8.1

                       [SULLIVAN & CROMWELL LETTERHEAD]

                                                           July 18, 1996


Shoney's, Inc.,
   1727 Elm Hill Pike,
      Nashville, Tennessee 37210.


Ladies and Gentlemen:

          We have acted as tax counsel to Shoney's, Inc. ("Shoney's") in connection with the filing of the Registration Statement on Form S-4 (the "Registration Statement") in respect of the common stock of Shoney's to be issued in the proposed acquisition by Shoney's of substantially all of the assets of TPI Enterprises, Inc., a New Jersey corporation ("Enterprises"), and the assumption by Shoney's of certain liabilities, contracts and other obligations of Enterprises, pursuant to the Plan of Tax-Free Reorganization under Section 368(a)(1)(C) of the Internal Revenue Code and Agreement dated as of March 15, 1996, as amended (the "Agreement") by and among Shoney's, TPI Restaurants Acquisition Corporation, a Tennessee corporation, and Enterprises. All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Registration Statement or the appendices thereto (including the Agreement).

          For purposes of the opinion set forth below, we have assumed that the Reorganization will be effected in accordance with the Agreement and as described in the Registration Statement. We have further assumed, with your consent and without any independent investigation or verification on our part, that as of the Closing Date:

          1. The fair market value of the Shoney's Common Stock to be received by each Enterprises shareholder will be approximately equal to the fair market value of the Enterprises Common Stock surrendered in the exchange.

          2. There will be no plan or intention by any shareholder of Enterprises who owns 5 percent or more of the Enterprises Common Stock, and to the best of the knowledge of the management of Enterprises, there will be no plan or intention on the part of the remaining shareholders of Enterprises to sell, exchange, or otherwise dispose of a number of shares of Shoney's Common Stock received in the Reorganization that would reduce the Enterprises shareholders' ownership of Shoney's Common Stock to a number of shares having a value, as of the Closing Date, of less


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than 50 percent of the value of all of the formerly outstanding Enterprises
Common Stock as of the same date. For purposes of this assumption, shares of Enterprises Common Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Shoney's Common Stock will be treated as outstanding Enterprises Common Stock on the Closing Date. Moreover, shares of Enterprises Common Stock and Shares of Shoney's Common Stock held by Enterprises shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Reorganization will be considered in making this assumption.

                3. Enterprises will distribute the Shoney's Common Stock it receives in the Reorganization, and its other properties, in pursuance of the plan of reorganization as set forth in the Agreement.

                4. The liabilities of Enterprise assumed by Shoney's and the liabilities to which the transferred assets of Enterprises are subject will have been incurred by Enterprises in the ordinary course of its business.

                5. Each of Shoney's Enterprises and the Enterprises shareholders will pay their respective expenses, if any, incurred in connection with the Reorganization.

                6. There will be no intercorporate indebtedness existing between Shoney's and Enterprises that was issued, acquired, or will be settled at a discount.

                7. Shoney's will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Enterprises immediately prior to the Reorganization. For purposes of this assumption, amounts paid by Enterprises to dissenters, amounts used by Enterprises to pay its reorganization expenses or other liabilities, amounts paid by Enterprises to shareholders who receive cash or other property, and all redemptions and distributions (except for regular, normal dividends) made by Enterprises immediately preceding the transfer will be included as assets of Enterprises held immediately prior to the Reorganization.

                8. The fair market value of the assets of Enterprises transferred to Shoney's will equal or exceed the sum of the liabilities assumed by Shoney's, plus the amount of liabilities, if any, to which the transferred assets will be subject.

                9. Neither Shoney's nor Enterprises will be under the jurisdiction of a court in a Title 11 or similar

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case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code.

         10. The payment of cash in lieu of fractional shares of Shoney's Common Stock is solely for the purpose of avoiding the expense and inconvenience to Shoney's of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Reorganization to the Enterprises shareholders instead of issuing fractional shares of Shoney's Common Stock will not exceed 1 percent of the total consideration that will be issued in the Reorganization to the Enterprises shareholders in exchange for their shares of Enterprises Common Stock. No Enterprises shareholder (other than an Enterprises shareholder holding shares of Enterprises Common Stock through accounts with more than one broker) will receive cash in an amount greater than the value of one full share of Shoney's Common Stock.

         11. Neither Shoney's nor Enterprises will be an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.


         12. Shoney's will have no plan or intention to reacquire any of the Shoney's Common Stock issued in the Reorganization.


         13. Shoney's will have no plan or intention to sell or otherwise dispose of any of the assets of Enterprises (including the assets of any of the Companies or their respective subsidiaries) acquired in the Reorganization, except for (a) dispositions made in the ordinary course of business, (b) transfers described in section 368(a)(2)(C) of the Internal Revenue Code and
(c) the closing of 35 of the 186 Shoney's Restaurants to be acquired in the Reorganization which have been determined to be "underperforming".


         14. Following the Reorganization, Shoney's will continue the historic business of Enterprises (including the business conducted by Enterprises through its subsidiaries), or use a significant portion of the historic business assets of Enterprises (including the business assets held by its subsidiaries) in a business.

         15. Shoney's will not own, directly or indirectly, nor will it have owned during the five years preceding the Closing Date, directly or indirectly, any stock of Enterprises.

         16. None of the compensation received by any shareholder-employees of Enterprises will be separate




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consideration for, or allocable to, any of their shares of Enterprises Common
Stock; none of the shares of Shoney's Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

        17. As soon as practicable, but in no event later than one year following the Closing Date, Enterprises will be dissolved under New Jersey law. In accordance with the Agreement, the remaining assets of Enterprises will be either received by Enterprises' shareholders in a distribution to which sections 356 and 361 (c) of the Internal Revenue Code apply or received by Shoney's in a transfer to which section 361 (a) of the Internal Revenue Code applies.

        18. In the event that, in connection with the liquidation of Enterprises, the assets of Enterprises are transferred to a trust or account (the "Trust"): (a) the Trust will be organized for the primary purpose of liquidating the assets transferred to it with no objective to continue or engage in the conduct of a trade or business, and its governing instrument will so provide; (b) the Trust instrument will contain a fixed or determinable termination date that is not more than three years from the date of creation of the Trust and that is reasonable, based on all the facts and circumstances, for the liquidation of the assets transferred to the Trust; (c) the trustee will be selected by the shareholders of record or a court of competent jurisdiction, and due notice will be given to any unlocated shareholders in accordance with applicable law; (d) the investment powers of the trustee will be limited to powers to invest in demand and time deposits in banks or savings institutions, or temporary investments such as short-term certificates of deposit and U.S. Treasury bills; (e) the Trust will not receive transfers of any listed stocks or securities (except for shares of Shoney's Common Stock), any readily-marketable assets or any operating assets of a going business and will not receive or retain cash in excess of a reasonable amount to meet claims and contingent liabilities; (f) the Trust will not receive transfers of any unlisted stock of a single issuer that represents 80 percent or more of the stock of such issuer and will not receive transfers of any general or limited partnership interests; (g) the Trust will be required to distribute at least annually to known shareholders any proceeds from the sale of assets or income from investments, except that the Trust may retain a reasonable amount of such proceeds or income to meet claims and contingent


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liabilities; and (h) the trustee will make continuing efforts to dispose of the
Trust assets, will make timely distributions, and will not unduly prolong the duration of the Trust.

        Based upon and subject to the foregoing assumptions, it is our opinion that the statements set forth in the Registration Statement under the caption "THE REORGANIZATION--Federal Income Tax Consequences" provide a fair and accurate summary of the material federal income tax consequences of the Reorganization.

        In rendering the foregoing opinion, we have considered the fact that, as described in the Registration Statement under the caption "THE REORGANIZATION--Public Debentures", Shoney's will assume in the Reorganization, by supplemental indenture, the Public Debentures and that, following the Reorganization, each of the Public Debentures will be convertible into the number of shares of Shoney's Common Stock, and the right to receive from Shoney's the amount of cash, that the holder of such Public Debenture would have been entitled to receive in connection with the Reorganization if the holder of such Public Debenture had converted his or her Public Debenture into shares of Shoney's Common Stock immediately prior to the Closing. In our view, Shoney's obligation to make a cash payment to the holder of a Public Debenture upon conversion of the Public Debenture, as described in the preceding sentence, will constitute either (i) a liability of Enterprises under the Indenture that Shoney's will assume in the Reorganization or (ii) a liability that will be owed to the Public Debenture holder in his or her capacity as a former creditor of Enterprises and as a creditor of Shoney's following the Reorganization, and not in respect of any shares of Enterprises Common Stock that such Public Debenture holder may own prior to the Reorganization. As a result, the existence of such obligation will not affect our opinion as set forth above.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us in the Registration Statement under the captions "THE REORGANIZATION--Federal Income Tax Consequences" and "LEGAL MATTERS". In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                   Very truly yours,


                                                   /s/ Sullivan & Cromwell

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